Ioanis Jorgali, Investors 629.213.6139 ioanis.jorgali@alliancebernstein.com	Carly Symington, Media 629.213.5568 carly.symington@alliancebernstein.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES THIRD QUARTER RESULTS
GAAP Diluted Net Income of $1.12 per Unit
Adjusted Diluted Net Income of $0.77 per Unit
Cash Distribution of $0.77 per Unit

Nashville, TN, October 24, 2024 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today reported financial and operating results for the quarter ended September 30, 2024.
“AB's relentless commitment to delivering better investment outcomes continues to resonate with our clients globally," said Seth Bernstein, President and CEO of AllianceBernstein. "We registered our third consecutive quarter of organic gains while reaching approximately $806 billion in assets under management, buoyed by strong Equity and Fixed Income markets. Active net inflows totaled $2.2 billion in the third quarter of 2024, led by Taxable and Tax-Exempt Fixed Income, in addition to organic gains in Alternatives/Multi-Asset. We were among the first asset managers to benefit from re-allocations into Fixed Income, having registered nearly $20 billion in Active Fixed Income inflows year-to-date, more than 50% higher than the full prior year's organic gains. Active Equity outflows persisted, primarily concentrated at the Institutional level. Compared to prior year, average AUM and investment advisory base fees grew 14%, adjusted operating income increased 12% and adjusted operating margin of 31.3% expanded by 330 bps, or 470 bps excluding the impact from duplicate lease expense. Adjusted earnings per Unit and distributions to Unitholders rose 19%."

(US $ Thousands except per Unit amounts)	3Q 2024	3Q 2023	% Change	2Q 2024	% Change
U.S. GAAP Financial Measures
Net revenues	$1,085,489	$1,032,056	5.2%	$1,027,943	5.6%
Operating income	$365,281	$175,250	108.4%	$199,289	83.3%
Operating margin	33.2%	17.2%	1600 bps	19.0%	1420 bps
AB Holding Diluted EPU	$1.12	$0.50	124.0%	$0.99	13.1%

Adjusted Financial Measures (1)
Net revenues	$845,095	$845,792	(0.1)%	$825,833	2.3%
Operating income	$264,154	$236,854	11.5%	$254,186	3.9%
Operating margin	31.3%	28.0%	330 bps	30.8%	50 bps
AB Holding Diluted EPU	$0.77	$0.65	18.5%	$0.71	8.5%
AB Holding cash distribution per Unit	$0.77	$0.65	18.5%	$0.71	8.5%

(US $ Billions)
Assets Under Management ("AUM")
Ending AUM	$805.9	$669.0	20.5%	$769.5	4.7%
Average AUM	$785.9	$689.6	14.0%	$755.5	4.0%
(1) The adjusted financial measures represent non-GAAP financial measures. See page 13 for reconciliations of GAAP Financial Results to Adjusted Financial Results and pages 14-15 for notes describing the adjustments.

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Bernstein continued, "Our Retail channel extended organic gains for the fifth consecutive quarter, generating $5.4 billion inflows, the channel's highest quarterly gain since 2021. Robust Retail demand for Taxable and Tax-Exempt Fixed Income, respectively growing at 17% and 27% annualized rates, was further supported by Active Equities, growing modestly at 2% annualized organic growth rate. Institutional net outflows persisted with Active Equity outflows offsetting organic gains in other asset classes. Institutional pipeline remains stable at $10 billion, reflective of strong fundings and increased pass through assets during the third quarter. Private Wealth net flows flipped positive in the third quarter. While relatively muted earlier in the year, we remain confident in the channel's flows outlook as sales and advisor productivity are tracking record-levels."
Bernstein concluded, "The third quarter of 2024 was a turning point for monetary and fiscal policy around the world, initiating a rate cutting cycle in many developed economies and stimulus measures in China. In this fluid macroeconomic environment, to be followed shortly by an upcoming global election cycle, we remain resolute in our pursuit of insight that unlocks opportunity. Our long-standing investment experience and our seasoned capabilities across various regions and styles enable us to take advantage of shifting investment landscapes."

The firm’s cash distribution per Unit of $0.77 is payable on November 21, 2024, to holders of record of AB Holding Units at the close of business on November 4, 2024.
Market Performance
Global equity and fixed income markets were up in the third quarter of 2024.

3Q 2024
S&P 500 Total Return	5.9%
MSCI EAFE Total Return	7.3
Bloomberg Barclays US Aggregate Return	5.2
Bloomberg Barclays Global High Yield Index - Hedged	5.5

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Assets Under Management
($ Billions)

Total assets under management as of September 30, 2024 were $805.9 billion, up $36.4 billion, or 5%, from June 30, 2024 and up $136.9 billion, or 21%, from September 30, 2023.

	Institutional	Retail	Private Wealth	Total
Assets Under Management 9/30/2024	$335.2	$334.5	$136.2	$805.9
Net Flows for Three Months Ended 9/30/2024:
Active	($4.0)	$6.6	($0.4)	$2.2
Passive	(0.4)	(1.2)	0.5	(1.1)
Total	($4.4)	$5.4	$0.1	$1.1

Total net inflows were $1.1 billion in the third quarter, compared to net inflows of $0.9 billion in the second quarter of 2024 and net outflows of $1.9 billion in the prior year third quarter.
Institutional channel third quarter net outflows of $4.4 billion compared to net outflows of $1.8 billion in the second quarter of 2024. Institutional gross sales were $4.2 billion compared to gross sales of $3.3 billion in the second quarter of 2024. The pipeline of awarded but unfunded Institutional mandates increased sequentially to $10.1 billion at September 30, 2024 compared to $9.8 billion at June 30, 2024.
Retail channel third quarter net inflows of $5.4 billion increased compared to net inflows of $2.8 billion in the second quarter of 2024. Retail gross sales of $26.6 billion increased sequentially from $23.2 billion.
Private Wealth channel third quarter net inflows of $0.1 billion were flat from the second quarter of 2024. Private Wealth gross sales of $4.7 billion decreased sequentially from $5.4 billion.

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Third Quarter Financial Results
We are presenting both earnings information derived in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and non-GAAP, adjusted earnings information in this release. Management principally uses these non-GAAP financial measures in evaluating performance because we believe they present a clearer picture of our operating performance and allow management to see long-term trends without the distortion caused by incentive compensation-related mark-to-market adjustments, acquisition-related expenses, interest expense and other adjustment items. Similarly, we believe that non-GAAP earnings information helps investors better understand the underlying trends in our results and, accordingly, provides a valuable perspective for investors. Please note, however, that these non-GAAP measures are provided in addition to, and not as a substitute for, any measures derived in accordance with US GAAP and they may not be comparable to non-GAAP measures presented by other companies. Management uses both US GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.
AB Holding is required to distribute all of its Available Cash Flow, as defined in the AB Holding Partnership Agreement, to its Unitholders (including the General Partner). Available Cash Flow typically is the adjusted diluted net income per unit for the quarter multiplied by the number of units outstanding at the end of the quarter. Management anticipates that Available Cash Flow will continue to be based on adjusted diluted net income per unit, unless management determines, with concurrence of the Board of Directors, that one or more adjustments made to adjusted net income should not be made with respect to the Available Cash Flow calculation.

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US GAAP Earnings

Effective April 1, 2024, AB and Societe Generale completed their previously announced transaction to form a global joint venture with two joint venture holding companies, one outside of North America and one within North America. As such, AB has deconsolidated the Bernstein Research Services business.
Revenues
Third quarter net revenues of $1.1 billion increased 5% from the third quarter of 2023. The increase was primarily due to higher investment advisory base fees, distribution revenues and other revenues, partially offset by the Bernstein Research Services deconsolidation and lower dividend and interest income.
Sequentially, net revenues of $1.1 billion increased 6% from $1.0 billion. The increase was due to higher investment advisory base fees, lower investment losses and higher distribution revenues, partially offset by lower performance fees and lower dividend and interest income.
Third quarter Bernstein Research Services revenues decreased 100% compared to the third quarter of 2023. The decrease was driven by the Bernstein Research Services deconsolidation in the second quarter of 2024.
Expenses
Third quarter operating expenses of $720 million decreased 16% from $857 million in the third quarter of 2023. The decrease was primarily due to a contingent payment arrangement gain, lower employee compensation and benefits expense and lower interest on borrowings, partially offset by higher promotion and servicing expense and higher general and administrative ("G&A") expense. The contingent payment arrangement gain was recognized in connection with the fair value adjustment related to our contingent payment liability associated with our acquisition of AB CarVal in 2022. Employee compensation and benefits expense decreased due to lower base compensation resulting from the Bernstein Research Services deconsolidation, lower fringe benefits and incentive compensation, partially offset by higher commissions. The decrease in interest expense is driven by lower average borrowings. Promotion and servicing expense increased due to higher distribution related payments and higher amortization of deferred sales commissions, partially offset by lower trade execution and clearance costs resulting from the Bernstein Research Services deconsolidation. G&A expenses increased primarily due to higher office-related expense primarily driven our early exit from our previous New York office location, partially offset by lower technology and related expense.
Sequentially, operating expenses of $720 million decreased 13% from $829 million, driven primarily to a contingent payment arrangement gain partially offset by higher promotion and servicing expense and G&A expenses.The contingent payment arrangement gain was recognized in connection with the fair value adjustment related to our contingent payment liability associated with our acquisition of AB CarVal in 2022. Promotion and servicing expense increased due to higher distribution-related payments and higher amortization of deferred sales commissions. G&A expense increased primarily due to higher office-related expenses primarily driven by our early exit from our previous New York office location, partially offset by lower professional fees.
Operating Income, Margin and Net Income Per Unit
Third quarter operating income of $365 million increased 108% from $175 million in the third quarter of 2023 and the operating margin of 33.2% in the third quarter of 2024 increased 1600 basis points from 17.2% in the third quarter of 2023.
Sequentially, operating income increased 83% from $199 million in the second quarter of 2024 and the operating margin of 33.2% increased 1420 basis points from 19.0% in the second quarter of 2024.
Third quarter diluted net income per Unit was $1.12 compared to $0.50 in the third quarter of 2023 and $0.99 in the second quarter of 2024.

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Non-GAAP Earnings

This section discusses our third quarter 2024 non-GAAP financial results, compared to the third quarter of 2023 and the second quarter of 2024. The phrases “adjusted net revenues”, “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin” and “adjusted diluted net income per Unit” are used in the following earnings discussion to identify non-GAAP information.
Adjusted Revenues
Third quarter adjusted net revenues of $845 million decreased slightly from $846 million in the third quarter of 2023. The decrease was primarily due to the Bernstein Research Services deconsolidation, partially offset by higher investment advisory base fees. Base fees increased 14% from the third quarter of 2023.
Sequentially, adjusted net revenues of $845 million increased 2% from $826 million. The increase was primarily due higher investment advisory base fees, partially offset by lower performance-based fees, lower investment gains and lower net dividends and interest income.
Adjusted Expenses
Third quarter adjusted operating expenses of $581 million decreased 5% from $609 million in the third quarter of 2023 primarily driven by lower promotion and servicing expense and lower employee compensation and benefits associated with the Bernstein Research Services deconsolidation. Promotion and servicing expense decreased 32% from the third quarter of 2023 primarily due to lower trade execution costs driven by the Bernstein Research Services deconsolidation. Employee compensation and benefits expense decreased 3% from the third quarter of 2023 primarily due to decreased base compensation resulting from the Bernstein Research Services deconsolidation. G&A was essentially flat.

Sequentially, adjusted operating expenses of $581 million increased 2% from $572 million, primarily driven by higher G&A expenses, partially offset by lower promotion and servicing expense. G&A expenses increased 9% sequentially primarily due to higher office and related expenses primarily driven by the acceleration of lease expense and write off of related assets associated with our early exit from our New York office location. Promotion and servicing expense decreased 9% from the second quarter of 2024, primarily due to lower trade execution costs. Compensation and benefits expense was essentially flat.
Adjusted operating Income, Margin and Net Income Per Unit
Third quarter adjusted operating income of $264 million increased 12% from $237 million in the third quarter of 2023, and the adjusted operating margin of 31.3% increased 330 basis points from 28.0%.
Sequentially, adjusted operating income of $264 million increased 4% from $254 million and the adjusted operating margin of 31.3% increased 50 basis points from 30.8%.
Third quarter adjusted diluted net income per Unit was $0.77 compared to $0.65 in the third quarter of 2023 and $0.71 in the second quarter of 2024.
Headcount
As of September 30, 2024, we had 4,292 employees, compared to 4,657 employees as of September 30, 2023 and 4,264 employees as of June 30, 2024. The decrease in headcount as of September 30, 2023 is due the Bernstein Research Services deconsolidation and transferring 546 employees to the newly formed joint ventures. Excluding Bernstein, the increase in headcount as compared to September 30, 2023 was predominantly driven by hiring of offshore personnel.

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Unit Repurchases

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(in millions)
Total amount of AB Holding Units Purchased (1)	1.1	1.8	2.1	2.3
Total Cash Paid for AB Holding Units Purchased (1)	$38.6	$56.9	$71.7	$75.7
Open Market Purchases of AB Holding Units Purchased (1)	1.1	1.8	1.8	1.8
Total Cash Paid for Open Market Purchases of AB Holding Units (1)	$38.6	$56.9	$60.1	$56.9
(1) Purchased on a trade date basis. The difference between open-market purchases and units retained reflects the retention of AB Holding Units from employees to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards.

Third Quarter 2024 Earnings Conference Call Information
Management will review third quarter 2024 financial and operating results during a conference call beginning at 9:00 a.m. (CST) on Thursday, October 24, 2024. The conference call will be hosted by Seth Bernstein, President & Chief Executive Officer; Jackie Marks, Chief Financial Officer; Onur Erzan, Head of Global Client Group & Head of Private Wealth; and Matthew Bass, Head of Private Alternatives.
Parties may access the conference call by either webcast or telephone:
1. To listen by webcast, please visit AB’s Investor Relations website at https://www.alliancebernstein.com/corporate/en/investor-relations.html at least 15 minutes prior to the call to download and install any necessary audio software.
2. To listen by telephone, please dial (888) 440-3310 in the U.S. or +1 (646) 960-0513 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 6072615.

The presentation management will review during the conference call will be available on AB’s Investor Relations website shortly after the release of our third quarter 2024 financial and operating results on October 24, 2024.
A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call.

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Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, integration of acquired companies, competitive conditions, and government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2023 and subsequent Forms 10-Q. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC, and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AB’s revenues, financial condition, results of operations and business prospects.
The forward-looking statements referred to in the preceding paragraph include statements regarding:
•The pipeline of new institutional mandates not yet funded: Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated, or that mandates ultimately will not be funded.
•The possibility that AB will engage in open market purchases of AB Holding Units to help fund anticipated obligations under our incentive compensation award program: The number of AB Holding Units AB may decide to buy in future periods, if any, to help fund incentive compensation awards depends on various factors, some of which are beyond our control, including the fluctuation in the price of an AB Holding Unit (NYSE: AB) and the availability of cash to make these purchases.
Qualified Tax Notice
This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b)(4). Please note that 100% of AB Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AB Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, 37% effective January 1, 2018.
About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of September 30, 2024, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 39.3% of AllianceBernstein and Equitable Holdings ("EQH"), directly and through various subsidiaries, owned an approximate 61.6% economic interest in AllianceBernstein.
Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

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AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)
(US $ Thousands)	3Q 2024	3Q 2023	% Change	2Q 2024	% Change

GAAP revenues:
Base fees	$813,623	$720,969	12.9%	$774,017	5.1%
Performance fees	28,763	27,982	2.8	43,310	(33.6)
Bernstein research services[1]	—	93,875	(100.0)	—	n/m
Distribution revenues	189,216	149,049	26.9	172,905	9.4
Dividends and interest	38,940	49,889	(21.9)	43,986	(11.5)
Investments (losses) gains	(3,512)	(6,694)	(47.5)	(23,629)	(85.1)
Other revenues	39,673	24,484	62.0	39,167	1.3
Total revenues	1,106,703	1,059,554	4.4	1,049,756	5.4
Less: Broker-dealer related interest expense	21,214	27,498	(22.9)	21,813	(2.7)
Total net revenues	1,085,489	1,032,056	5.2	1,027,943	5.6

GAAP operating expenses:
Employee compensation and benefits	424,893	453,619	(6.3)	423,324	0.4
Promotion and servicing
Distribution-related payments	192,230	155,620	23.5	179,908	6.8
Amortization of deferred sales commissions	15,005	9,585	56.5	13,348	12.4
Trade execution, marketing, T&E and other	38,312	52,289	(26.7)	40,940	(6.4)
General and administrative	155,808	145,388	7.2	145,732	6.9
Contingent payment arrangements	(125,947)	15,364	n/m	2,558	n/m
Interest on borrowings	8,456	13,209	(36.0)	11,313	(25.3)
Amortization of intangible assets	11,451	11,732	(2.4)	11,531	(0.7)
Total operating expenses	720,208	856,806	(15.9)	828,654	(13.1)
Operating income	365,281	175,250	108.4	199,289	83.3
Gain on divestiture	—	—	n/m	134,555	n/m
Non-Operating income	—	—	n/m	134,555	n/m
Pre-tax income	365,281	175,250	108.4	333,844	9.4
Income taxes	14,255	10,010	42.4	20,092	(29.1)
Net income	351,026	165,240	112.4	313,752	11.9
Net income of consolidated entities attributable to non-controlling interests	5,054	(2,164)	n/m	4,180	20.9
Net income attributable to AB Unitholders	$345,972	$167,404	106.7%	$309,572	11.8%

1 On April 1, 2024, AB and Societe Generale, a leading European bank, completed their transaction to form a jointly owned equity research provider and cash equity trading partner for institutional investors. AB deconsolidated the Bernstein Research Services business and contributed the business to the joint venture.

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AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	3Q 2024	3Q 2023	% Change	2Q 2024	% Change

Equity in Net Income Attributable to AB Unitholders	$136,374	$65,761	107.4%	$122,705	11.1%
Income Taxes	9,179	8,770	4.7	9,182	—
Net Income	$127,195	$56,991	123.2%	$113,523	12.0%
Net Income - Diluted	$127,195	$56,991	123.2%	$113,523	12.0%
Diluted Net Income per Unit	$1.12	$0.50	124.0%	$0.99	13.1%
Distribution per Unit	$0.77	$0.65	18.5%	$0.71	8.5%

Units Outstanding	3Q 2024	3Q 2023	% Change	2Q 2024	% Change
AB L.P.
Period-end	285,586,728	283,971,597	0.6%	286,773,773	(0.4)%
Weighted average - basic	286,195,935	285,359,824	0.3	287,191,726	(0.3)
Weighted average - diluted	286,195,935	285,359,824	0.3	287,191,726	(0.3)
AB Holding L.P.
Period-end	113,435,357	111,796,873	1.5%	114,619,452	(1.0)%
Weighted average - basic	114,042,095	113,184,935	0.8	115,034,220	(0.9)
Weighted average - diluted	114,042,095	113,184,935	0.8	115,034,220	(0.9)

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | September 30, 2024
($ Billions)
Ending and Average	Three Months Ended
	9/30/24	9/30/23
Ending Assets Under Management	$805.9	$669.0
Average Assets Under Management	$785.9	$689.6

Three-Month Changes By Distribution Channel
	Institutions	Retail	Private Wealth	Total
Beginning of Period	$322.7	$316.4	$130.4	$769.5
Sales/New accounts	4.2	26.6	4.7	35.5
Redemption/Terminations	(4.1)	(17.7)	(4.6)	(26.4)
Net Cash Flows	(4.5)	(3.5)	—	(8.0)
Net Flows	(4.4)	5.4	0.1	1.1
Transfers	0.1	(0.1)	—	—
Investment Performance	16.8	12.8	5.7	35.3
End of Period	$335.2	$334.5	$136.2	$805.9

Three-Month Changes By Investment Service
	Equity Active	Equity Passive(1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive(1)	Alternatives/ Multi-Asset Solutions(2)	Total
Beginning of Period	$264.4	$65.8	$216.0	$66.2	$11.0	$146.1	$769.5
Sales/New accounts	13.0	0.2	11.6	5.6	—	5.1	35.5
Redemption/Terminations	(12.6)	(0.1)	(9.2)	(2.4)	(0.1)	(2.0)	(26.4)
Net Cash Flows	(4.9)	(1.2)	0.3	0.1	(0.2)	(2.1)	(8.0)
Net Flows	(4.5)	(1.1)	2.7	3.3	(0.3)	1.0	1.1
Transfers(1)	—	—	(12.1)	—	—	12.1	—
Investment Performance	11.4	4.2	9.6	1.7	0.7	7.7	35.3
End of Period	$271.3	$68.9	$216.2	$71.2	$11.4	$166.9	$805.9
(1)Approximately $12.1 billion of private placements was transferred from Taxable Fixed Income into Alternatives/Multi-Asset during the three months ended September 30, 2024 to better align with standard industry practice for asset class reporting purposes.

Three-Month Net Flows By Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$(4.5)	(1.1)	$(5.6)
Fixed Income	6.0	(0.3)	5.7
Alternatives/Multi-Asset Solutions (2)	0.7	0.3	1.0
Total	$2.2	$(1.1)	$1.1
(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services not included in equity or fixed income services.

By Client Domicile
	Institutions	Retail	Private Wealth	Total
U.S. Clients	$254.0	$197.8	$133.4	$585.2
Non-U.S. Clients	81.2	136.7	2.8	220.7
Total	$335.2	$334.5	$136.2	$805.9

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AB L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended
(US $ Thousands, unaudited)	9/30/2024	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023

Net Revenues, GAAP basis	$1,085,489	$1,027,943	$1,104,151	$1,090,720	$1,032,056	$1,008,456
Exclude:
Distribution-related adjustments:
Distribution revenues	(189,216)	(172,905)	(165,690)	(151,339)	(149,049)	(144,798)
Investment advisory services fees	(18,017)	(20,350)	(19,090)	(15,302)	(16,156)	(14,005)
Pass through adjustments:
Investment advisory services fees	(12,256)	(11,488)	(15,513)	(27,162)	(14,567)	(11,046)
Other revenues	(20,987)	(20,447)	(8,761)	(8,811)	(8,661)	(8,096)
Impact of consolidated company-sponsored investment funds	(5,182)	(3,292)	(8,374)	(13,670)	1,931	(2,975)
Incentive compensation-related items	(2,286)	(1,521)	(2,547)	(3,509)	238	(4,905)
Equity loss on JVs	7,550	27,893	—	—	—	—
Adjusted Net Revenues	$845,095	$825,833	$884,176	$870,927	$845,792	$822,631

Operating Income, GAAP basis	$365,281	$199,289	$241,997	$238,500	$175,250	$188,661
Exclude:
Real estate	(206)	(206)	(206)	(206)	(206)	(206)
Incentive compensation-related items	742	751	1,097	1,126	1,354	1,103
EQH award compensation	291	291	215	179	142	215
Acquisition-related expenses	(112,906)	19,035	14,981	14,879	44,941	20,525
Equity loss on JVs	7,550	27,893	—	—	—	—
Interest on borrowings	8,456	11,313	17,370	12,800	13,209	14,672
Total non-GAAP adjustments	(96,073)	59,077	33,457	28,778	59,440	36,309
Less: Net income (loss) of consolidated entities attributable to non-controlling interests	5,054	4,180	8,028	13,384	(2,164)	3,023
Adjusted Operating Income(1)	$264,154	$254,186	$267,426	$253,894	$236,854	$221,947
Operating Margin, GAAP basis excl. non-controlling interests	33.2%	19.0%	21.2%	20.6%	17.2%	18.4%
Adjusted Operating Margin(1)	31.3%	30.8%	30.3%	29.2%	28.0%	27.0%

AB Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended
($ Thousands except per Unit amounts, unaudited)	9/30/2024	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Net Income - Diluted, GAAP basis	$127,195	$113,523	$77,222	$79,198	$56,991	$60,558
Impact on net income of AB non-GAAP adjustments	(39,515)	(32,232)	6,176	6,228	17,077	8,124
Adjusted Net Income - Diluted	$87,680	$81,291	$83,398	$85,426	$74,068	$68,682

Diluted Net Income per Holding Unit, GAAP basis	$1.12	$0.99	$0.67	$0.71	$0.50	$0.53
Impact of AB non-GAAP adjustments	(0.35)	(0.28)	0.06	0.06	0.15	0.08
Adjusted Diluted Net Income per Holding Unit	$0.77	$0.71	$0.73	$0.77	$0.65	$0.61

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AB
Notes to Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Net Revenue, as adjusted, is reduced to exclude all of the company's distribution revenues, which are recorded as a separate line item on the consolidated statement of income, as well as a portion of investment advisory services fees received that is used to pay distribution and servicing costs. For certain products, based on the distinct arrangements, certain distribution fees are collected by us and passed through to third-party client intermediaries, while for certain other products, we collect investment advisory services fees and a portion is passed through to third-party client intermediaries. In both arrangements, the third-party client intermediary owns the relationship with the client and is responsible for performing services and distributing the product to the client on our behalf. We believe offsetting distribution revenues and certain investment advisory services fees is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties that perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. Distribution-related adjustments fluctuate each period based on the type of investment products sold, as well as the average AUM over the period. Also, we adjust distribution revenues for the amortization of deferred sales commissions as these costs, over time, will offset such revenues.

We adjust investment advisory and services fees and other revenues for pass through costs, primarily related to our transfer agent and shareholder servicing fees. Also, we adjust for certain investment advisory and service fees passed through to our investment advisors. We also adjust for certain pass through costs associated with the transition of services to the JVs entered into with SocGen. These amounts are expensed by us and passed to the JVs for reimbursement. These fees do not affect operating income, as such, we exclude these fees from adjusted net revenues.

We adjust for the revenue impact of consolidating company-sponsored investment funds by eliminating the consolidated company-sponsored investment funds' revenues and including AB's fees from such consolidated company-sponsored investment funds and AB's investment gains and losses on its investments in such consolidated company-sponsored investment funds that were eliminated in consolidation.

We also adjust net revenues to exclude our portion of the equity income or loss associated with our investment in the JVs. Effective April 1, 2024, following the close of the transaction with SocGen, we record all income or loss associated with the JVs as an equity method investment income (loss). As we no longer consider this activity part of our core business operations and our intent is to fully divest from both joint ventures, we consider these amounts temporary and as such, we exclude these amounts from our adjusted net revenues.
Adjusted net revenues exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments. Also, we adjust for certain acquisition related pass through performance-based fees and performance related compensation.

Adjusted Operating Income
Adjusted operating income represents operating income on a US GAAP basis excluding (1) real estate charges (credits), (2) the impact on net revenues and compensation expense of the investment gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (3) the equity compensation paid by EQH to certain AB executives, as discussed below, (4) acquisition-related expenses, (5) equity income (loss) on JVs (6) interest on borrowings and (7) the impact of consolidated company-sponsored investment funds.

Real estate charges (credits) incurred have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. However, beginning in the fourth quarter of 2019, real estate charges (credits), while excluded in the period in which the charges (credits) are recorded, are included ratably over the remaining applicable lease term.

Prior to 2009, a significant portion of employee compensation was in the form of long-term incentive compensation awards that were notionally invested in AB investment services and generally vested over a

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period of four years. AB economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments had vested as of year-end 2012 and the investments have been delivered to the participants, except for those investments with respect to which the participant elected a long-term deferral. Fluctuation in the value of these investments is recorded within investment gains and losses on the income statement. Management believes it is useful to reflect the offset achieved from economically hedging the market exposure of these investments in the calculation of adjusted operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and dividends and interest on employee long-term incentive compensation-related investments included in revenues and compensation expense.

The board of directors of EQH granted to Seth P. Bernstein, our CEO, equity awards in connection with EQH's IPO. Additionally, equity awards were granted to Mr. Bernstein and other AB executives for their membership on the EQH Management Committee. These individuals may receive additional equity or cash compensation from EQH in the future related to their service on the Management Committee. Any awards granted to these individuals by EQH are recorded as compensation expense in AB’s consolidated statement of income. The compensation expense associated with these awards has been excluded from our non-GAAP measures because they are non-cash and are based upon EQH's, and not AB's, financial performance.

Acquisition-related expenses have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. Acquisition-related expenses include professional fees and the recording of changes in estimates to contingent payment arrangements associated with our acquisitions. Beginning in the first quarter of 2022, acquisition-related expenses also include certain compensation-related expenses, amortization of intangible assets for contracts acquired and accretion expense with respect to contingent payment arrangements. During the three months ended September 30, 2024 we recognized a gain of $128.5 million in the condensed consolidated statement of income related to a fair value adjustment of the contingent payment liability associated with our acquisition of AB Carval in 2022. The fair value adjustment was due to updated assumptions of future performance associated with the liability. During the three months ended September 30, 2023 we recorded an expense of $26.9 million due to a change in estimate related to the contingent consideration associated with the acquisition of Autonomous LLC in 2019. The change in estimate was based upon better than expected revenues during the 2023 performance evaluation period. We recorded $13.1 million as contingent payment arrangement expense and $13.8 million as compensation and benefits expense in the condensed consolidated statement of income. The charges to compensation and benefits expense are due to certain service conditions and special awards included in the acquisition agreement.
We also adjust operating income to exclude our portion of the equity income or loss associated with our investment in the JVs. Effective April 1, 2024, following the close of the transaction with SocGen, we record all income or loss associated with the JVs as an equity method investment income (loss). As we no longer consider this activity part of our core business operations and our intent is to fully divest from both joint ventures, we consider these amounts temporary and as such, we exclude these amounts from our adjusted operating income.
We adjust operating income to exclude interest on borrowings in order to align with our industry peer group.

We adjusted for the operating income impact of consolidating certain company-sponsored investment funds by eliminating the consolidated company-sponsored funds' revenues and expenses and including AB's revenues and expenses that were eliminated in consolidation. We also excluded the limited partner interests we do not own.

Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period without the volatility noted above in our discussion of adjusted operating income and to compare our performance to industry peers on a basis that better reflects our performance in our core business. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

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